Exhibit 99.1

AUTOBYTEL ANNOUNCES SECOND QUARTER 2007 FINANCIAL RESULTS

IRVINE, Calif., – August 8, 2007 – Autobytel Inc. (NASDAQ: ABTL), a leading Internet automotive marketing services company, today announced financial results for the second quarter ended June 30, 2007.

“During the second quarter we made important progress against our financial and operational goals through a non-core asset divestiture and the beta edition introduction of our new consumer-driven flagship site, MyRide.com,” said Autobytel president and CEO Jim Riesenbach. “While in beta, we will continue to complete technical enhancements and refine elements of the MyRide.com user experience, prior to an anticipated full launch and marketing rollout this September.

“We believe strongly in MyRide’s ability to leverage the significant opportunities that exist in the online automotive arena and are committed to the media-centric strategy and business model we are implementing,” Riesenbach said. “This strategy should allow us to provide considerable value to consumers, auto dealers and manufacturers alike and should enable us to achieve our goal of profitability by the end of 2008.”

Revenue from continuing operations for the 2007 second quarter totaled $24.3 million, compared with $25.1 million in the prior-year period and $24.7 million in the first quarter of 2007. In the second quarter of 2007, lead fees represented 69% of total revenues, compared with 71% in the year-ago period; advertising represented 20% of total revenues, compared with 17% one year ago; and customer relationship management (CRM) services and other represented 11% of total revenues, compared with 12% in the second quarter of 2006. For comparison purposes, in the first quarter of 2007, 70% of total revenues were generated from lead fees, 19% from advertising and 11% from CRM services and other. The year-over-year change in revenue mix was largely the result of a 15% increase in ad revenues from the second quarter of last year, which is consistent with the company’s more media-centric focus. This increase was offset by a 6% decline in lead referral fees.

Autobytel reported a loss from continuing operations of $5.2 million for the 2007 second quarter,

compared with a loss of $7.4 million in the second quarter of 2006 and income of $3.2 million in the 2007 first quarter, which included a gain of $9.9 million related to a settlement with Dealix Corporation in connection with a patent infringement lawsuit. The year-over-year reduction in operating loss relates primarily to lower patent infringement litigation expenses and other professional fees. Non-cash share based compensation expense was $1.0 million and $1.2 million in the second quarters of 2007 and 2006, respectively, and $1.5 million in the first quarter of 2007.

Revenue and expense associated with the company’s Retention Performance Marketing (RPM) business, which was sold at the end of the 2007 second quarter, have been removed from all periods reported and accounted for as discontinued operations.

Net loss in the second quarter of 2007 was $1.7 million, or $0.04 per diluted share, including a $3.0 million gain from the recent sale of the company’s RPM business and a $0.5 million gain from the sale of the company’s Automotive Information Center (AIC) division. This compares with a net loss of $7.9 million, or $0.19 per diluted share, in the second quarter of 2006 and net income of $5.6 million, or $0.13 per diluted share, in the first quarter of 2007, including the $9.9 million gain related to the settlement with Dealix Corporation and a $2.3 million gain from the January 2007 sale of AIC.

Domestic cash and cash equivalents and, to the extent applicable, restricted international cash and cash equivalents and short-term investments, totaled $28.3 million at June 30, 2007, versus $26.1 million at December 31, 2006 and $28.1 million at March 31, 2007.

Recent Highlights/Metrics

(in thousands, except average revenue per purchase request or finance lead, percentages and number of dealerships and customers)	2Q 2007	1Q 2007	2Q 2006
Lead fee revenue	$16,678	$17,231	$17,759
CRM services revenue*	$2,527	$2,580	$2,823
Advertising revenue	$4,947	$4,707	$4,311
Purchase requests	771	699	799
Retail	60%	65%	63%
OEM & Enterprise	40%	35%	37%
Average revenue per purchase request	$17.70	$20.30	$18.51
Finance leads	195	199	207
Average revenue per finance lead	$15.55	$15.30	$14.37
New car lead referral dealerships (approximate)	2,670	2,640	2,520
Used car lead referral dealerships (approximate)	1,610	1,640	1,570
Finance lead referral customers (approximate)	410	400	370

*	Revenues associated with the company’s Retention Performance Marketing business, which was sold on June 30, 2007, have been removed from all periods reported and have been disclosed as discontinued operations in the attached tables at the end of this press release.

Conference Call

Autobytel management will host a conference call today at 8 a.m. ET to discuss its second quarter 2007 financial results. The conference call will be available to all interested parties through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Conference Calls”). Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s Web site. A telephone replay of the call will also be available for approximately one week by dialing (800) 524-4293 (domestic) or (706) 679-0668 (international) and entering conference ID: 10312108.

About Autobytel Inc.

Since launching the first car-buying website in 1995, Autobytel Inc.’s (NASDAQ: ABTL) mission has been to empower automotive consumers with the tools and information they need to make smart, well-informed vehicle purchasing and ownership decisions. The company has helped millions of car shoppers and generated billions of dollars in car sales for dealers. Today, the company’s innovative, consumer-driven flagship site, MyRide.com, currently available in a public Beta Edition, expands the company’s mission across the automotive purchase and ownership life cycle to meet the wide-ranging auto-related needs and interests of today’s Internet-savvy automotive community. As the first vertical search experience for the automotive marketplace, MyRide.com delivers relevant, well-organized search results from across the web, integrated with entertaining multi-media and user-generated content on topics ranging from purchasing and aftermarket, to ownership and enthusiasm.

By providing a convenient and comprehensive automotive consumer experience across the purchase and ownership lifecycle, Autobytel provides new value and touch-points for automotive marketers. Through MyRide.com and Autobytel’s marketing network, the company connects dealerships with a steady, diverse stream of exceptionally motivated, serious shoppers, while providing both dealers and manufacturers with precision-targeted brand and product marketing opportunities. The company’s advanced web-based advertising and marketing programs also help dealers and manufacturers build relationships with customers, as well as help them to efficiently manage and convert online business.

Forward-Looking Statement Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws, including, but not limited to the full launch of MyRide.com this Fall, the ability of MyRide.com to provide value to consumers, auto dealers and manufacturers, and the goal of reaching profitability by the end of 2008 . These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, failure to retain key employees or attract and integrate new employees, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2006, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

# # #

(Financial tables follow)

Contact:

Autobytel Inc. Investor Relations

Crystal Hartwell, 949.225.4553 (crystalh@autobytel.com)

Roger Pondel/Laurie Berman, PondelWilkinson Inc., 310.279.5980 (investor@pondel.com)

Autobytel Inc. Media Relations

Melanie Webber, 949.862.3023 (melaniew@autobytel.com)

Joe Foster, Ruder Finn, 310.882.4014 (fosterj@ruderfinn.com)

AUTOBYTEL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Domestic cash and cash equivalents	$28,279	$22,743
Restricted international cash and cash equivalents	—	360
Short-term investments	—	3,000
Accounts receivable, net of allowances for bad debts and customer credits of $664 and $798, respectively	17,478	17,250
Prepaid expenses and other current assets	5,640	1,819
Current assets held for sale	—	2

Total current assets	51,397	45,174
Property and equipment, net	12,940	7,954
Goodwill	67,738	70,697
Intangible assets, net	387	674
Other assets	4,895	197

Total assets	$137,357	$124,696

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,130	$9,271
Accrued expenses	6,793	7,607
Deferred revenues	2,056	2,138
Current liabilities held for sale	—	393
Other current liabilities	1,965	1,090

Total current liabilities	16,944	20,499
Deferred rent – non-current	251	195
Deferred revenues – non-current	237
Other liabilities – non-current	8,205	—

Total liabilities	25,637	20,694
Minority interest	—	184
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 43,489,567 and 42,665,840 shares issued and outstanding, respectively	43	43
Additional paid-in capital	293,919	289,862
Accumulated deficit	(182,242)	(186,087)

Total stockholders’ equity	111,720	103,818

Total liabilities, minority interest and stockholders’ equity	$137,357	$124,696

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$24,331	$25,082	$49,075	$49,814
Costs and expenses:
Cost of revenues	12,718	12,330	24,352	25,052
Sales and marketing	5,684	6,194	11,859	12,646
Product and technology development	5,189	4,653	10,046	9,141
General and administrative	6,464	9,451	15,264	19,162
Amortization of intangible assets	79	308	380	620
Patent litigation settlement	—	—	(9,899)	—

Total costs and expenses	30,134	32,936	52,002	66,621

Operating loss	(5,803)	(7,854)	(2,927)	(16,807)
Interest income	417	472	746	943
Other income	209	—	209	—
Foreign currency exchange gain (loss)	—	2	(6)	5

Loss from continuing operations before provision for income taxes and minority interest	(5,177)	(7,380)	(1,978)	(15,859)
Provision for income taxes	—	—	(7)	—
Minority interest	—	8	—	5

Loss from continuing operations	(5,177)	(7,372)	(1,985)	(15,854)
Income (loss) from discontinued operations	3,450	(496)	5,830	(477)

Net (loss) income	$(1,727)	$(7,868)	$3,845	$(16,331)

Loss per share from continuing operations:
Basic and diluted	$(0.12)	$(0.17)	$(0.05)	$(0.38)

Net (loss) income per share:
Basic and diluted	$(0.04)	$(0.19)	$0.09	$(0.39)

Weighted average common shares used in computing income (loss) per share:
Basic and diluted	43,323,935	42,337,302	43,103,115	42,265,226

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$3,845	$(16,331)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	1,094	1,065
Amortization of intangible assets	423	780
Provision for bad debt	183	63
Provision for customer credits	822	974
Write-off of capitalized internal use software	—	264
(Gain) loss on disposal of property and equipment	(1)	3
Gain on sale of AIC	(2,762)	—
Gain on sale of RPM business	(3,048)	—
Share-based compensation	2,518	2,484
Minority interest	—	(5)
Foreign currency exchange loss (gain)	6	(3)
Changes in assets and liabilities, net of the effects of discontinued operations:
Accounts receivable	(2,538)	69
Prepaid expenses and other current assets	(1,222)	(294)
Other assets	(254)	38
Accounts payable	(2,300)	1,863
Accrued expenses	(561)	(918)
Deferred revenues	(162)	292
Other liabilities	2,045	118

Net cash used in operating activities	(1,912)	(9,538)

Cash flows from investing activities:
Maturities of short-term and long-term investments	3,000	9,000
Purchases of short-term and long-term investments	—	(2,959)
Distribution of foreign investment	354	—
Purchases of property and equipment	(6,918)	(1,373)
Proceeds from sale of property and equipment	1	13
Proceeds from sale of AIC	2,573	—
Net proceeds from sale of RPM business	7,093	—

Net cash provided by investing activities	6,103	4,681

Cash flows from financing activities:
Distribution to minority interest shareholder	(184)	—
Proceeds from exercise of stock options and awards issued under the employee stock purchase plan	1,529	681

Net cash provided by financing activities	1,345	681

Net increase (decrease) in cash and cash equivalents	5,536	(4,176)
Cash and cash equivalents, beginning of period	22,743	33,353

Cash and cash equivalents, end of period	$28,279	$29,177

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$66	$316